FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number C14448-1995
Secretary of State State Of Nevada	Filing Number 20233597935
	Filed On 11/01/2023 08:57:51 AM
	Number of Pages 10

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information	Name of entity as on file with the Nevada Secretary of State : **PURE NORTH ANALYTICS CORP.** Entity or Nevada Business Identification Number (NVID) : **NV19951121378**
2. Restated or Amended and Restated Articles (Select one): (If amending and restating only, complete section 1, 2 and 6.)	☐ Certificate to Accompany Restated Articles or Amended and Restated Articles ☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: **10/12/2023** The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. ☐ Amended and Restated Articles * Restated or Amended and Restated Articles must be included with this filing type.
3. Type of amendment filing being completed: (Select only one box): (If amending, complete section 1,3,5 and 6.)	☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock) The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) ☐ incorporators ☐ board of directors The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued
	☑ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: **76.15%** Or ☐ No action by stockholders are required
	☐ Officer"s Statement (foreign qualified entities only) - Name in home state, if using a modified name in Nevada: Jurisdiction of formation: Changes to takes the following effect: ☐ The entity name has been amended. ☐ Dissolution ☐ The purpose of the entity has been amended. ☐ Merger ☐ The authorized shares have been amended. ☐ Conversion ☐ Other: (specify changes) * Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective date and Time: (Optional)

Date: 11/01/2023 Time:

(must not be later than 90 days after the certificate is filed)

5. Information Being Changed: (Domestic corporations only)

Changes to takes the following effect:

- ☐ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☑ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☑ Articles have been added.
- ☐ Articles have been deleted
- ☐ Other.

The articles have been amended as follows: (provide article numbers, if available)

Articles Added: See attached Amended & Restated Articles.

ShareName	ShareType	SharesQuantity	SharesValue	ShareTypeName

(attach additional page(s) if necessary)

6. Signature: (Required)

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

Filed in the Office of	Business Number C14448-1995
[signature]	Filing Number 20233597935
Secretary of State State Of Nevada	Filed On 11/01/2023 08:57:51 AM
	Number of Pages 10

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF PURE NORTH ANALYTICS CORP.

Pure North Analytics Corp. (hereinafter, the "Corporation" or the "Company"), a Nevada corporation organized and existing under and by virtue of the State of Nevada, does hereby certify that:

A. The original Articles of Incorporation of the Corporation were filed with the Nevada Secretary of State on August 22, 1995, pursuant to Nevada Revised Statutes ("NRS") Chapter 78.

B. These Amended and Restated Articles of Incorporation have been duly adopted in accordance with the provisions of the NRS by the Board of Directors and shareholders of the Corporation.

C. The Articles of Incorporation are hereby amended and restated to read as herein set forth in full:

ARTICLE I – NAME

1.1 The name of the corporation is **Pure North Analytics Corp.**

ARTICLE II – DURATION

2.1 The Corporation shall continue in existence perpetually unless sooner dissolved according to law.

ARTICLE III – PURPOSE; REGISTERED AGENT

3.1 Purpose. The purpose for which the Corporation is organized is to engage in any lawful activity within or outside of the State of Nevada.

3.2 Corporate Offices. The Corporation may also maintain offices at such other places within or outside of the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and shareholders may be held outside the State of Nevada with the same effect as if held in the State of Nevada.

3.3 Registered Agent. The address, including street, number, city, and county, of the registered office of the Corporation in the State of Nevada is 4955 S. Durango Dr. Ste. #165, Las Vegas, NV, 89113, USA, and the name of the registered agent of the Corporation in the State of Nevada at such address is Spring Valley Solutions, LLC. The Corporation hereby designates Spring Valley Solutions, LLC to accept service of process within the State of Nevada on behalf of the Corporation.

ARTICLE IV – BOARD OF DIRECTORS

4.1 The Board of Directors of the Corporation shall consist of such number of persons, not less than one, as shall be determined in accordance with the bylaws from time to time.

ARTICLE V - CAPITAL STOCK

5.1 Authorized Capital Stock. The aggregate number of shares which this Corporation shall have authority to issue is One Billion (1,000,000,000) shares, consisting of (a) Seven Hundred Million (700,000,000) shares of Common Stock, par value $0.0001 per share (the "Common Stock") and (b) Three Hundred Million (300,000,000) shares of preferred stock, par value $0.0001 per share (the "Preferred Stock"), issuable in one or more series as hereinafter provided. A description of the classes of shares and a statement of the relative rights, voting power, and preferences granted to, and restrictions imposed upon the shares of each class is set forth below.

5.2 Common Stock. Each share of Common Stock shall have, for all purposes, one (1) vote per share. Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of Common

Stock shall be entitled to receive such dividends and other distributions in cash, property, or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available, therefore. The holders of Common Stock issued and outstanding have and possess the right to receive notice of shareholders' meetings and to vote upon the election of directors or upon any other matter as to which approval of the outstanding shares of Common Stock or approval of the common shareholders is required or requested.

5.3 Preferred Stock. The Shares of Preferred Stock may be issued from time to time in one or more series, and as so designated hereby. The Board of Directors is authorized, by resolution adopted and filed in accordance with law, to provide for the issue of such series of shares of Preferred Stock. Each series of shares of Preferred Stock:

(a) may have such voting powers, full or limited, or may be without voting powers;

(b) may be subject to redemption at such time or times and at such prices as determined by the Board of Directors;

(c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

(d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

(e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation or such other corporation or other entity at such price or prices or at such rates of exchange and with such adjustments;

(f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

(g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and

(h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, in each case as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed or repurchased by the Corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms shall be retired and have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may, upon the filing of an appropriate certificate with the Secretary of State of the State of Nevada be reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

5.4 Designation and Amount of Series A Preferred Stock. There shall be a class of Series A Preferred Stock that shall be designated as "Series A Preferred Stock" (the "Series A Preferred Stock") and the number of shares (the "Shares") constituting such class shall be 10,000,000 par value $0.0001. The rights, preferences, powers, restrictions, and limitations of the Series A Preferred Stock shall be as set forth herein:

(a) **Issuance; Price; Hold Period.**

(i) Issuance Date. Each Share of Series A Preferred Stock shall be issuable by a vote of a majority of the Board of Directors, the latest date of any such vote is deemed the "Issuance Date".

(ii) Original Issue Price. The Original Issue Price shall be $1.00 per share of Series A Preferred Stock, subject to adjustments for stock splits or combinations as set forth herein.

(iii) Hold Period. Holders of the Series A Preferred Stock must hold their Preferred shares for a period eighteen months from the Issuance Date prior to converting their Series A Preferred Shares to Common Shares, as set forth herein.

(iv) Bonus Shares. Following the expiration of the Hold Period, the Corporation shall issue to the Holders bonus shares of the Corporation's Common Stock in such amount equal to the number of Series A Preferred held by each Holder (the "Bonus Shares"). The Board of Directors shall have the authority, in its discretion, to grant the Bonus Shares to the Holders. Each Bonus Share shall constitute a transfer of a restricted Common Share to the Holder, without other payment therefor, as a bonus to the Holder.

(b) **Dividends.**

(i) Voluntary Dividends. Distributions may be paid on the Series A Preferred Stock as and when declared by the Board of Directors, subject, however, to the prior and superior rights of the holders of senior securities, if any. In addition, the Holders of record shall be entitled to receive (without regard to the limitations on the conversion of the Series A Preferred Stock contained in this Certificate of Designation), as, when, and if declared by the Board of Directors, Distributions in the same per share amount as paid on the Common Stock, and no Distributions shall be payable on junior securities or parity securities unless an identical distribution is payable at the same time on the Series A Preferred Stock.

(c) **Rank and Liquidation.**

(i) Rank. With respect to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all Shares of the Series A Preferred Stock shall rank senior to all Common Stock and any other class of securities that is specifically designated as junior to the Series A Preferred Stock ("Junior Securities").

(ii) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof.

(d) **Conversion.**

(i) (i) Optional Conversion. Each share of Series A Preferred Stock shall be convertible at the option of the Holder thereof at any time, and from time to time, from and after the One (1) Year anniversary of the Issuance Date, into a number of shares of Common Stock determined by dividing (i) the total number of Series A Preferred Shares being converted by (ii) the Conversion Price (the "Conversion Ratio"). The conversion price for the Series A Preferred Stock (the "Conversion Price") shall be equal

to $1.00 per share, which may be adjusted from time to time as hereinafter provided.

(ii) Mechanics of Conversion. Following the expiration of the Hold Period,, a Holder may elect to convert any or all of such holder's shares of Series A Preferred Stock into a number of shares of Common Stock equal to the Conversion Ratio, at any time in whole or from time to time in part upon written notice delivered to the Company (at the registered office of the Company or at any office of any agent or agents of the Company, as may be designated by the Board of Directors, who shall provide prompt notice of such designation to the holders) specifying the number of shares of Series A Preferred Stock such holder is electing to convert ("Conversion Notice"), accompanied by, if applicable, the duly endorsed certificate or certificates evidencing outstanding shares of Series A Preferred Stock ("Certificate(s)" and together with the Conversion Notice, the "Conversion Documents"). The conversion date for such conversion shall be the date on which the Company receives the Conversion Documents (the "Conversion Date") and the person or entity entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Conversion Date.

(iii) Delivery. Upon receipt by the Company of the Conversion Documents, the Company shall, as soon as practicable, but in any event within five Trading Day thereafter, send, via email, a confirmation of receipt and copies of such Conversion Documents to such holder and to the Company's Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and as soon as practicable following the Conversion Date and (A) provided the Transfer Agent is participating in the The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such holder shall be entitled to such holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or if such holder elected (in the Conversion Notice) to not have the shares of Common Stock credited to such holder's balance account with DTC, issue and deliver, to the address as specified in the Conversion Notice, one or more certificates representing shares of Common Stock to which such holder shall be entitled. In the event less than all of the shares of Series A Preferred Stock represented by a Certificate are being converted into Common Stock by the holder, a new Certificate, of like tenor, at the Company's sole cost and expense, shall be issued and delivered to the holder representing the number of such shares of Series A Preferred Stock that are not being converted.

(iv) Post-Conversion. From, and after the Conversion Date, the shares of Series A Preferred Stock to be converted on such Conversion Date will no longer be deemed to be outstanding and all rights of the holder as holder (except the right to receive the Common Stock upon conversion) shall cease and terminate with respect to such shares; provided that a holder shall be entitled to receive any distributions that were declared prior to, but remain unpaid as of, the Conversion Date; provided further that in the event that a share of Series A Preferred Stock is not converted due to a default by the Company or because the Company is otherwise unable to issue the requisite shares of Common Stock, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the rights as provided herein.

(v) Remedies. The Company acknowledges that a breach by it of its obligations under this Section will cause irreparable harm to a holder. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section, that a holder shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance, without the necessity of showing economic loss and

without any bond or other security being required.

(vi) Reservation of Shares Issuable Upon Conversion. The Company will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Series A Preferred Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock that would be issuable upon the full conversion of all outstanding Series A Preferred Stock, without regard to any limitations on conversions contained in this Certificate of Designations (the "Required Reserve Amount"). If at any time while any shares of Series A Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Series A Preferred Stock at least a number of shares of Common Stock equal to the Required Reserve Amount (an "Authorized Share Failure"), then the Company shall immediately take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the shares of Series A Preferred Stock then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 60 days after the occurrence of such Authorized Share Failure, the Company shall file a proxy statement for a special meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall use its best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause the Board of Directors to unanimously recommend to the stockholders that they approve such proposal.

(vii) Limitation on Beneficial Ownership. Notwithstanding anything to the contrary contained in this Certificate of Designation, the shares of Series A Preferred Stock held by a holder shall not be convertible by such holder to the extent (but only to the extent) that such holder or any of its affiliates would beneficially own in excess of 4.9% (the "4.9 Maximum Percentage") of the Common Stock. To the extent the above limitation applies, the determination of whether the shares of Series A Preferred Stock held by such holder shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by such holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by such holder and its affiliates) shall, subject to such 4.9 Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability of a holder to convert shares of Series A Preferred Stock pursuant to this Section shall have any effect on the applicability of the provisions of this Section with respect to any subsequent determination of convertibility. For purposes of this Section, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Act and the rules and regulations promulgated thereunder. The provisions of this Section shall be implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this Section (or any portion hereof) which may be defective or inconsistent with the intended 4.9 Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such 4.9 Maximum Percentage limitation. The limitations contained in this Section shall apply to a successor holder of shares of Series A Preferred Stock. The holders of Common Stock shall be third party beneficiaries of this Section and the Company may not amend or waive this Section without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of a holder, the Company shall within one (1) Business Day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock.

(e) **Voting Rights.** The Series A Preferred Shares shall be Non-Voting.

(f) **Redemption.** The Series A Preferred Stock is Non-Redeemable and Non-Callable.

(g) **Adjustment.** In the event that the Company shall, at any time after the issuance of any share of Series A Preferred Stock, (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide or effectuate any stock-split of the outstanding Common Stock or (c) combine or recapitalize the outstanding Common Stock into a different number of shares, then in each such case the Company shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series A Preferred Stock.

(h) **Consolidation, Merger, Etc.** In the event the Company enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed into preferred stock of the surviving Company with the same rights and preferences as the Series A Preferred Stock.

(i) **Protective Provisions**. So long as any shares of Series A Preferred Stock are issued and outstanding, the Company will not (including by means of merger, consolidation or otherwise), without obtaining the approval (by vote or written consent) of the Holders of a majority of the issued and outstanding shares of Series A Preferred Stock, (a) issue additional amounts or classes of senior securities, (b) modify the terms of the Series A Preferred Stock so as to significantly and adversely affect its rights or preference, as reasonably determined by the Holders, (c) liquidate, dissolve or wind-up the business and affairs of the Company in any form of transaction, or consent to any of the foregoing, (d) pay dividends when preferred dividends on the Series A Preferred Stock are in arrears or (e) take any other action which, under the laws of Nevada or any other applicable law, requires the prior approval (by vote or written consent) of the Series A Preferred Stock voting as a separate class.

5.6 Assumption. Upon the occurrence of any Reorganization, the Company shall cause the Surviving Party to, and the Surviving Party shall, be substituted for the Company (so that from and after the date of such Reorganization, the provisions of this Certificate referring to the "Company" shall refer instead to such Surviving Party) and succeed to and assume all of the obligations, rights and powers of the Company under this Certificate with the same effect as if such Surviving Party had been named as the Company herein with respect to the shares of Series A Preferred Stock of any Holder who elects such assumption. Upon consummation of such Reorganization, the Surviving Party shall deliver to each Holder that (a) did not elect to treat such Reorganization (if such Reorganization constitutes a Change in Control) as a Deemed Liquidation with respect to all such Holder's shares of Series A Preferred Stock and (b) elected to have such Surviving Party succeed to the Company's obligations hereunder, confirmation that there shall be issued upon conversion of the shares of Series A Preferred Stock at any time after the consummation of such Reorganization, in lieu of the shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock prior to such Reorganization, such shares of common stock (or their equivalent) of the Surviving Party, as adjusted to reflect the value of such Reorganization, in accordance with the provisions of this Certificate. The provisions of this Section 5 shall apply similarly and equally to successive Reorganizations and shall be applied without regard to any limitations on the conversion of the shares of Series A Preferred Stock.

5.7 Taxes. If the Company believes that it is required to make a deduction or withholding for or on account of tax from a payment due to a Holder under this Certificate (or that there is a change in the rate or the basis of such deduction or withholding), the Company shall notify the affected Holders promptly and provide such Holders with a reasonable opportunity to provide any necessary information that may enable the Holders to avoid such deduction or withholding. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon conversion or due upon the issuance of a new Certificate for any shares of Series A Preferred Stock not converted, except for any documentary, stamp or

similar issue or transfer tax due because any shares of Common Stock or Series A Preferred Stock are issued in a name other than the name of the converting Holder.

5.8 Other Rights. The shares of Series A Preferred Stock have no rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations, or restrictions thereof, other than as set forth herein or as provided by applicable law.

5.9 Waiver. Any of the rights, powers, preferences, and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of a holder of Shares in its sole discretion.

5.10 Assignment. Each Holder of Series A Preferred Stock shall be entitled to transfer some or all of its Shares to one or more affiliated partnerships or funds managed by it or any of such holder's respective directors, officers or partners; provided, however, that any such transferee agrees in writing to be subject to the identical terms of any conversion and/or related agreements entered into by the holder thereof in connection with the issuance of the transferred Shares with the unanimous consent of the Board of Directors, which consent will not be unreasonably withheld.

ARTICLE VI - NO FURTHER ASSESSMENTS

6.1 The capital stock, after the amount of the subscription price determined by the Board of Directors has been paid in money, property, or services, as the Directors shall determine, shall be subject to no further assessment to pay the debts of the Corporation, and no stock issued as fully paid up shall ever be assessable or assessed, and these Articles of Incorporation shall not and cannot be amended, regardless of the vote therefore, so as to amend, modify or rescind this Article 6.

ARTICLE VII - NO PREEMPTIVE RIGHTS

7.1 Except as otherwise set forth herein, none of the shares of the Corporation shall carry with them any preemptive right to acquire additional or other shares of the Corporation and no holder of any stock of the Corporation shall be entitled, as of right, to purchase or subscribe for any part of any unissued shares of stock of the Corporation or for any additional shares of stock, of any class or series, which may at any time be issued, whether now or hereafter authorized, or for any rights, options, or warrants to purchase or receive shares of stock or for any bonds, certificates of indebtedness, debentures, or other securities.

ARTICLE VIII - NO CUMULATIVE VOTING

8.1 There shall be no cumulative voting of any class or classes of shares.

ARTICLE IX - ELECTION NOT TO BE GOVERNED BY PROVISIONS OF NRS 78.411 TO 78.444.

9.1 The Corporation, pursuant to NRS 78.434, hereby elects not to be governed by the provisions of NRS 78.411 to 78.444, inclusive.

ARTICLE X - INDEMNIFICATION OF OFFICERS AND DIRECTORS

10.1 Indemnification of Officers and Directors. The Corporation shall indemnify its directors, officers, employees, fiduciaries, and agents to the fullest extent permitted under the Nevada Revised Statutes.

10.2 Indemnification Rights. Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and

amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-Law, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

10.3 Changes to Indemnification Rights; Insurance. Without limiting the application of the foregoing, the Board of Directors may adopt By-Laws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the law of the State of Nevada and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation as a director of officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

10.4 Exemption for Private Property. The private property of the Stockholders, Directors and Officers shall not be subject to the payment of corporate debts to any extent whatsoever.

10.5 No Personal Liability. No director, officer or shareholder shall have any personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this provision does not eliminate nor limit in any way the liability of a director or officer for:

(a) Acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or

(b) The payment of dividends in violation of Nevada Revised Statutes (N.R.S.) 78.300.

ARTICLE XI - AMENDMENT OF ARTICLES OF INCORPORATION.

11.1 The Articles of Incorporation of the Corporation may be amended from time to time by a majority vote of all shareholders voting by written ballot in person or by proxy held at any general or special meeting of shareholders upon lawful notice.

CERTIFICATION

The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors in accordance with Sections 78.207 and 78.390 of the Nevada Revised Statutes.

The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required written consent of Shareholders in accordance with Sections 78.209 and 78.390 of the NRS. The number of shares voting in favor of the Amended and Restated Articles of Incorporation was more than 50%.

IN WITNESS WHEREOF, by order of the Board of Directors this Certificate of Designation is executed on behalf of the Company by its Chief Operating Officer on October 12, 2023.

PURE NORTH ANALYTICS CORP.

/s/ Andrew Gaudet
By: Andrew Gaudet
Its: Chief Operating Officer